As filed with the Securities and Exchange Commission on February 7, 2024
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EnLink Midstream, LLC
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	46-4108528 (I.R.S. Employer Identification No.)
1722 Routh Street, Suite 1300
Dallas, Texas 75201
(214) 953-9500
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

Adam Forman
EnLink Midstream, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
(214) 953-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
M. Preston Bernhisel
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Telephone: (214) 953-6500
Facsimile: (214) 953-6503
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
EnLink Midstream, LLC
Common Units

This prospectus covers the resale by certain selling unitholders, as identified herein or to be identified in one or more supplements to this prospectus, of common units representing limited liability company interests in EnLink Midstream, LLC (“common units”) issuable upon the exchange of outstanding Series B Cumulative Convertible Preferred Units (“ENLK Series B Units”) representing limited partner interests in EnLink Midstream Partners, LP (“ENLK”), pursuant to the terms of the Eleventh Amended and Restated Agreement of Limited Partnership of ENLK (the “ENLK Partnership Agreement”). We are not selling any common units under this prospectus, and we will not receive any proceeds from the sale, if any, of common units by the selling unitholders. Unless otherwise set forth in the applicable prospectus supplement, if required, the selling unitholders will pay any underwriting discounts and commissions and transfer taxes incurred by the selling unitholders in disposing of common units.
The selling unitholders may offer and sell such common units on a continuous or delayed basis, directly, through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers, or underwriters are involved in the sale of any securities, to the extent required by law, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. See “Plan of Distribution.”
This prospectus describes only the general terms of the common units and the general manner in which the selling unitholders may offer and sell these securities. A prospectus supplement or free writing prospectus will identify any additional selling unitholders, describe the specific manner in which such selling unitholders will offer and sell these securities and may add, update, or change information contained or incorporated by reference in this prospectus.
Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “ENLC.”

Investing in our securities involves risks. You should carefully review and consider the risk factors described under “Risk Factors” on page 3 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus, before you make any investment in our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 7, 2024

Neither we nor the selling unitholders have authorized any person to provide you with information or make any representations other than those contained in this prospectus. We and the selling unitholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those dates.
The selling unitholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process. This prospectus provides you with a general description of us and the securities that may be offered under this prospectus by the selling unitholders, which the selling unitholders may sell from time to time and in one or more offerings as described in this prospectus.
Each time securities are offered by the selling unitholders under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the selling unitholders, the terms of that offering, and the common units being offered. We may also provide you with a free writing prospectus that contains information about the specific terms of that offering, including the name of any selling unitholder and the prices at which the common units will be sold. Any prospectus supplement and any free writing prospectus may add to, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus. You should read carefully this prospectus, any prospectus supplement, or any free writing prospectus and the additional information described below under the heading “Where You Can Find More Information.”
As used in this prospectus, “ENLC,” “we,” “us,” and “our” and similar terms mean EnLink Midstream, LLC and its subsidiaries.

OUR BUSINESS
We are a publicly traded Delaware limited liability company formed in October 2013. Our assets consist of equity interests in ENLK. ENLK primarily focuses on providing midstream energy services, including:
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gathering, compressing, treating, processing, transporting, storing, and selling natural gas;

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fractionating, transporting, storing, and selling natural gas liquids (“NGLs”); and

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gathering, transporting, stabilizing, storing, trans-loading, and selling crude oil and condensate.

Our managing member, EnLink Midstream Manager, LLC, is a Delaware limited liability company and has ultimate responsibility for conducting our business and managing our operations.
Our executive offices are located at 1722 Routh Street, Suite 1300, Dallas, Texas 75201, and our telephone number is (214) 953-9500.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider the risk factors described in our most recent Annual Report on Form 10-K, subsequently filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are incorporated herein by reference and any other risk factors that may be described in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement, and the documents we incorporate by reference. If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected. In that case, the trading price of our units or debt securities could decline and you could lose all or part of your investment. When a selling unitholder offers and sells any common units pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions, and expectations of our management, the matters addressed herein involve certain assumptions, risks, and uncertainties that could cause actual activities, performance, outcomes, and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this prospectus, any prospectus supplement, and the documents we incorporate by reference constitute forward-looking statements, including, but not limited to, statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” “continue,” and similar expressions. Such forward-looking statements include, but are not limited to, statements about future results and growth of our carbon capture, transportation, and sequestration business, expected financial and operational results associated with certain projects, acquisitions or growth capital expenditures, timing for completion of construction or expansion projects, results in certain basins, profitability, financial or leverage metrics, cost savings or operational, environmental and climate change initiatives, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, the impact of weather related events on us and our financial results and operations, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows, include, without limitation, (a) potential conflicts of interest of Global Infrastructure Management, LLC (with its affiliates and managed fund vehicles, “GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of our unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default or prepayment event under our credit facility and certain of our other debt, (d) the dependence on key customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect our key customers or other customers, (f) adverse developments in the midstream business that may reduce our ability to make distributions, (g) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) increasing scrutiny and changing expectations from stakeholders with respect to our environment, social, and governance practices, (j) our ability to receive or renew required permits and other approvals, (k) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (l) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (m) changes in the availability and cost of capital, (n) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (o) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (p) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (q) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (r) impairments to goodwill, long-lived assets and equity method investments, (s) construction risks in our major development projects, (t) challenges we may face in or in connection with our strategy to enter into new lines of business related to the energy transition, (u) our ability to effectively integrate and manage assets we acquire through acquisitions, and (v) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. In addition to the specific uncertainties, factors, and risks discussed above and elsewhere in this prospectus, the risk factors described under the heading “Risk Factors” in this prospectus and any prospectus supplement may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS
We are not selling any common units under this prospectus, and we will not receive any of the proceeds from any sale of common units by the selling unitholders. All common units offered from time to time pursuant to this prospectus will be registered for the accounts of the selling unitholders.

SELLING UNITHOLDERS
We are registering for resale an aggregate of 63,076,185 common units that may be offered and sold by the selling unitholders set forth herein if, and to the extent that, the selling unitholders exchange their respective ENLK Series B Units for common units pursuant to the terms of the ENLK Partnership Agreement. The ENLK Series B Units are exchangeable for common units on a 1-for-1.15 basis, subject to certain adjustments. Pursuant to the Second Amended and Restated Registration Rights Agreement, dated as of October 26, 2023, we agreed to file a registration statement with the SEC to register for resale the common units issuable upon the exchange of the ENLK Series B Units by the selling unitholders.
The following table details the name of the selling unitholders and the number of common units beneficially owned by the selling unitholders upon the exchange of the ENLK Series B Units that the selling unitholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling unitholders, and reflects the selling unitholders holdings as of February 1, 2024, after giving effect to future payment-in-kind distributions to be made to the Selling Unitholders pursuant to the ENLK Partnership Agreement.
The table and footnotes set forth information with respect to the beneficial ownership of our common units by each of the selling unitholders. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. To our knowledge, the selling unitholders have sole voting and investment power with respect to their respective common units, unless otherwise noted below.
The selling unitholders may sell some, all, or none of their respective common units offered by this prospectus from time to time. We do not know how long the selling unitholders will hold their respective common units covered hereby before selling them. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common units in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which they provided the information set forth on the table below. Except for the ownership of the common units and as otherwise described above, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.
	Prior to the Offering		Number of Common Units Being Registered for Resale	After the Offering
Name of Selling Unitholder	Number of Common Units Beneficially Owned(1)	Percent of Common Units Outstanding(2)		Number of Common Units Beneficially Owned	Percent of Common Units Outstanding(3)
Patton BIP HoldCo I LLC(4)	13,837,907	2.7%	13,837,907	—	*
Patton BIP HoldCo II LLC(5)	17,700,186	3.4%	17,700,186	—	*
OCM ENLK Holdings, LLC(6)	31,538,092	6.1%	31,538,092	—	*

*
Denotes less than 1%.

(1)
Pursuant to the ENLK Partnership Agreement, at the request of the selling unitholder, the ENLK Series B Units may be exchanged for, at ENLK’s election, newly issued common units on a 1-for-1.15 basis, or cash.

(2)
The percentage of common units beneficially owned by the selling unitholders before and after the offering is based on 516,567,578 common units outstanding as of February 1, 2024, which includes the aggregate amount of 63,076,185 common units issuable upon the exchange of the ENLK Series B Units by the selling unitholders.

(3)
Assumes all common units registered pursuant to this prospectus are sold and that each selling unitholder buys or sells no additional common units prior to the completion of this offering.

(4)
Consists of 13,837,907 common units issuable in exchange for 12,032,963 ENLK Series B Units. Brookfield Infrastructure LLC is the sole member of Patton BIP HoldCo I LLC (“Patton I”) and holds voting and dispositive power with respect to shares of record held by Patton I. The business address for Patton I is c/o Brookfield Infrastructure L.P., 73 Front Street Hamilton HM 12, Bermuda.

(5)
Consists of 17,700,186 common units issuable in exchange for 15,391,466 ENLK Series B Units. Patton Holding Company LLC is the sole member of Patton BIP HoldCo II LLC (“Patton II”) and holds voting and dispositive power with respect to shares of record held by Patton II. The business address for Patton II is c/o Brookfield Infrastructure L.P., 73 Front Street Hamilton HM 12, Bermuda.

(6)
Consists of 31,538,092 common units issuable in exchange for 27,424,428 ENLK Series B Units. Oaktree Fund GP I, L.P. is the managing member of Oaktree Fund GP, LLC which is the manager of OCM ENLK Holdings, LLC (“OCM”) and holds voting and dispositive power with respect to shares of record held by OCM. The business address for OCM is c/o Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. and Oaktree Opportunities Fund XI Holdings (Delaware), L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

Information regarding the identities of any additional selling unitholders, any material relationships such selling unitholders have had with the Company within the past three years, the beneficial ownership of our common units by such selling unitholders, the number of common units being offered by such selling unitholders and the number of common units beneficially owned by such selling unitholders after the applicable offering will be set forth in a prospectus supplement, free writing prospectus, post-effective amendment, or filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference. Other than the selling unitholders included in this prospectus, no selling unitholder may sell any common units pursuant to this prospectus until we have identified such selling unitholder and the common units being offered for resale by such selling unitholder in a subsequent prospectus supplement, free writing prospectus, or in a post-effective amendment. However, selling unitholders may sell or transfer all or a portion of their common units pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF THE COMMON UNITS
General
Our common units represent non-managing membership interests in ENLC. Our unitholders are entitled to participate in cash distributions and exercise the rights and privileges available to non-managing members under our Second Amended and Restated Operating Agreement, dated as of January 25, 2019 (the “operating agreement”). The following summary of our common units, our certificate of formation, and our operating agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of our certificate of formation and our operating agreement, which are filed as exhibits to the registration statement of which this prospectus is a part. Our common units are traded on the NYSE under the symbol “ENLC.”
Transfer Agent and Registrar
Duties
Equiniti Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of our common units except the following, which must be paid by our unitholders:
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surety bond premiums to replace lost or stolen certificates, taxes, and other governmental charges;

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special charges for services requested by a unitholder; and

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other similar fees or charges.

There will be no charge to our unitholders for disbursements of cash distributions by us. We will indemnify the transfer agent, its agents, and each of their stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign by providing us notice. We may also remove the transfer agent. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our managing member may act as the transfer agent and registrar until a successor is appointed.
Transfer of Our Common Units
By transfer of our common units in accordance with our operating agreement, each transferee of our common units will be admitted as a non-managing member with respect to our common units transferred when such transfer is reflected in our books and records and such transferee becomes the record holder of our common units transferred. Each transferee:
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represents that the transferee has the capacity, power, and authority to become bound by our operating agreement;

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automatically becomes bound by the terms of our operating agreement; and

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gives the consents, acknowledgements, and waivers contained in our operating agreement, such as the approval of all transactions and agreements entered into in connection with our formation.

Our board of directors will cause any transfers to be recorded on our books and records from time to time as necessary to ensure their accuracy.
We may, at our discretion, treat the nominee holder of any of our common units as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Our common units are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a non-managing member for the transferred common units.
Until any common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR OPERATING AGREEMENT
The following is a summary of the material provisions of our operating agreement. Our operating agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. We summarize certain other provisions of the operating agreement elsewhere in this prospectus, including in “Description of the Common Units,” “Cash Distribution Policy,” and “Material U.S. Federal Income Tax Considerations.”
Organization and Duration
We were organized on October 16, 2013 and will have a perpetual existence unless terminated pursuant to the terms of our operating agreement.
Purpose
Our purpose, as set forth in our operating agreement is limited to any business activity that is approved by our managing member, in its sole discretion, and that lawfully may be conducted by a limited liability company organized under Delaware law. Although our managing member has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing, and acquiring crude oil and natural gas gathering and processing assets and the owning of equity securities in ENLK, our managing member may decline to do so in its sole discretion. Our managing member is generally authorized to perform all acts it determines to be necessary or appropriate to carry out the purposes of, and to conduct, our business.
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”
Voting Rights
The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units.
In voting their common units, affiliates of our managing member will have no duty or obligation whatsoever to us or our members, including any duty to act in our best interest or the best interests of our members.
Matter	Vote Requirement
Issuance of additional units	No approval right.
Amendment of the operating agreement	Certain amendments may be made by our managing member without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “— Amendment of the Operating Agreement.”
Merger of or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “— Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets.”
Dissolution of EnLink Midstream	Unit majority. See “— Dissolution.”
Continuation of our business upon dissolution	Unit majority. See “— Dissolution.”
Withdrawal of our managing member	No approval right. See “— Withdrawal or Removal of Our Managing Member.”

Matter	Vote Requirement
Removal of our managing member	Not less than 66 2∕3% of the outstanding common units, including units held by our managing member and its affiliates. See “— Withdrawal or Removal of Our Managing Member.”
Transfer of the interest of our managing member	No approval right. See “— Transfer of Managing Member Interest.”
Transfer of ownership interests in our managing member	No approval right. See “— Transfer of Ownership Interests in Our Managing Member.”
If any person or group other than our managing member and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our managing member or its affiliates (other than us) and any transferees of that person or group approved by our managing member or to any person or group who acquires the units with the written approval of our managing member, including the holders of the ENLK Series B Units. The ENLK Series B Units are not entitled to any voting rights with respect to matters that are subject to a vote of the holders of common units.
Applicable Law; Forum, Venue, and Jurisdiction
Our operating agreement is governed by Delaware law. Our operating agreement requires that any claims, suits, actions, or proceedings:
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arising out of or relating in any way to our operating agreement (including any claims, suits, or actions to interpret, apply, or enforce the provisions of our operating agreement or the duties, obligations, or liabilities among our members, or the rights or powers of, or restrictions on, us or our members);

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brought in a derivative manner on our behalf;

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asserting a claim of breach of a fiduciary duty or other duty owed by any of our or our managing member’s directors, officers, or other employees, or owed by our managing member, to us or our members;

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asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act (the “DLLCA”); or

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asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions, or proceedings sound in contract, tort, fraud, or otherwise, are based on common law, statutory, equitable, legal, or other grounds, or are derivative or direct claims.
By acquiring our common units, you are irrevocably consenting to these limitations and provisions regarding claims, suits, actions, or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts with subject matter jurisdiction) in connection with any such claims, suits, actions, or proceedings.
Limited Liability
Under the DLLCA, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the DLLCA provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The DLLCA provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DLLCA shall be liable to the limited liability company for the amount of the distribution for three years. Under the DLLCA, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.
Issuance of Additional Interests
Our operating agreement authorizes us to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by our managing member without the approval of our unitholders.
It is possible that we will fund acquisitions through the issuance of additional common units or other membership interests. Holders of any additional common units issued by us will be entitled to share equally with the then-existing holders of our common units in distributions. In addition, the issuance of additional common units or other membership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.
In accordance with Delaware law and the provisions of our operating agreement, we may also issue additional membership interests that, as determined by our managing member, may have rights to distributions or special voting rights to which our common units are not entitled. In addition, our operating agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to our common units; however, the ENLK Partnership Agreement restricts ENLK’s ability to issue any limited partnership interests senior to or on parity with the ENLK Series B Units with respect to distributions on such limited partnership interests or upon liquidation without the affirmative vote of the holders of a majority of the outstanding ENLK Series B Units, voting separately as a class.
Amendment of the Operating Agreement
Amendments to our operating agreement may be proposed only by our managing member. However, to the fullest extent permitted by law, our managing member will have no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to us or our members, including any duty to act in our best interest or in the best interest of our members. In order to adopt a proposed amendment, other than the amendments discussed below, our managing member is required to seek written approval of the holders of the number of common units required to approve the amendment or to call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unitholder majority.
Prohibited Amendments.   No amendment may be made that would:
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enlarge the obligations of any non-managing member without its consent, unless approved by at least a majority of the type or class of non-managing membership interests so affected; or

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enlarge the obligations of, restrict, change, or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to our managing member or any of its affiliates without the consent of our managing member, which consent may be given or withheld at its option.

The provision of our operating agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units (including common units owned by our managing member and its affiliates).
Without Unitholder Approval.   Our managing member may generally make amendments to our operating agreement without the approval of any member to reflect:
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a change in our name, the location of our principal place of business, our registered agent, or our registered office;

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the admission, substitution, withdrawal, or removal of members in accordance with our operating agreement;

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a change that our managing member determines to be necessary or appropriate to qualify or continue our qualification as a limited liability company or other entity in which the members have limited liability under the laws of any state;

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an amendment that is necessary, in the opinion of our legal counsel, to prevent us or our managing member, or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

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an amendment that our managing member determines to be necessary or appropriate in connection with the creation, authorization, or issuance of additional membership interests or derivative instruments related to, convertible into, or exchangeable for additional membership interests;

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any amendment expressly permitted in our operating agreement to be made by our managing member acting alone;

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an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

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any amendment that our managing member determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, or other entity, in connection with conduct otherwise permitted by our operating agreement;

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a change in our fiscal year or taxable period and related changes;

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conversions into, mergers with, or conveyances to another limited liability entity that is newly formed and has no assets, liabilities, or operations at the time of the conversion, merger, or conveyance other than those it receives by way of the conversion, merger, or conveyance; or

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any other amendments substantially similar to any of the matters described in the clauses above or in the clauses that immediately follow.

In addition, our managing member may make amendments to our operating agreement, without the approval of any member, if our managing member determines that those amendments:
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do not adversely affect the non-managing members, including any particular class of non-managing members, in any material respect;

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are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of membership interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the membership interests are or will be listed or admitted to trading;

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are necessary or appropriate in connection with any action taken by our managing member relating to splits or combinations of units under the provisions of our operating agreement; or

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are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

With Unitholder Approval.   In addition to the above restrictions:
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any amendment that our managing member determines adversely affects, in any material respect, one or more particular classes of members will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of members that our managing member determines are not adversely affected in any material respect;

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any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of common units will require the approval of at least a majority of the type or class of common units so affected;

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any amendment that would reduce the voting percentage required to take any action other than to remove our managing member or call a meeting of our unitholders is required to be approved by the affirmative vote of members whose aggregate outstanding common units constitute not less than the voting requirement sought to be reduced; and

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any amendment that would increase the percentage of common units required to remove our managing member or call a meeting of our unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Opinion of Counsel.   For amendments of the type not requiring approval of a unitholder majority, our managing member will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members in connection with any of the amendments. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the outstanding common units, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of its members under applicable law.
Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets
A merger, consolidation, or conversion of ENLC requires the prior consent of our managing member. However, our managing member will have no duty or obligation to consent to any merger, consolidation, or conversion and may decline to do so in its sole discretion.
In addition, our operating agreement generally prohibits our managing member from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole. Our managing member may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets and the assets of our subsidiaries or the assets of ENLK and its subsidiaries, taken as a whole, without such approval; provided that any such action with respect to the assets of ENLK may require the approval of the limited partnership interests in ENLK, including the ENLK Series B Units. Our managing member may also sell all or substantially all of our assets and our subsidiaries’ assets or the assets of ENLK and its subsidiaries, taken as a whole, under a foreclosure or other realization upon those encumbrances without such approval; provided that any such action with respect to the assets of ENLK may require the approval of the limited partnership interests in ENLK, including the ENLK Series B Units. Finally, our managing member may consummate any merger without the prior approval of our members if (i) we are the surviving entity in the transaction, (ii) our managing member has received an opinion of counsel regarding limited liability matters, (iii) the transaction would not result in an amendment to our operating agreement (other than an amendment that our managing member could adopt without the consent of our unitholders), (iv) each of our common units would be an identical unit of ours following the transaction, and (v) the membership securities to be issued in the transaction do not exceed 20% of the outstanding membership interests immediately prior to the transaction.
If the conditions specified in our operating agreement are satisfied, our managing member may convert our company or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity that has no assets, liabilities, or operations, if (i) the sole purpose of that conversion, merger, or conveyance is to effect a mere change in our legal form into another limited liability entity, (ii) we have received an opinion of counsel regarding limited liability matters, and (iii) our managing member determines that the governing instruments of the new entity provide the non-managing members and our managing member with substantially the same rights and obligations as contained in our operating agreement. Holders of common units will not be entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a conversion, merger, or consolidation, a sale of substantially all of our assets, or any other similar transaction or event.
Dissolution
We will continue as a limited liability company until dissolved under the terms of our operating agreement. We will dissolve upon:
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the election by our managing member to dissolve our business, if approved by a unit majority;

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there being no members other than our managing member, unless we are continued without dissolution in accordance with the DLLCA;

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the entry of a decree of judicial dissolution pursuant to the provisions of the DLLCA; or

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the withdrawal or removal of our managing member or any other event that results in its ceasing to be our managing member other than by reason of a transfer of its managing member interest in accordance with our operating agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our operating agreement by appointing as a successor managing member an entity approved by a unit majority, subject to the receipt by us of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any member.
Liquidation and Distribution of Proceeds
If we dissolve in accordance with our operating agreement, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our managing member that are necessary or appropriate, liquidate our assets. The liquidator will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our common units would be entitled to share ratably in the distribution of any remaining proceeds.
Withdrawal or Removal of Our Managing Member
Our managing member may withdraw as managing member without first obtaining approval of our unitholders by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our operating agreement. In addition, our operating agreement permits our managing member, in some instances, to sell or otherwise transfer all of its managing member interest in us without the approval of the unitholders.
Upon withdrawal of our managing member under any circumstances, other than as a result of a transfer by our managing member of all or a part of its managing member interest in us, the holders of a unit majority may select a successor to that withdrawing managing member. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor managing member. See “— Dissolution.”
Our managing member may not be removed unless (i) that removal is approved by the vote of the holders of not less than 66 2∕3% of the outstanding common units, including common units held by our managing member and its affiliates, and (ii) we have received an opinion of counsel regarding limited liability matters. Any removal of our managing member is also subject to the approval of a successor managing member by the vote of a unit majority, including common units held by our managing member and its affiliates. The ownership of more than 33 1∕3% of the voting power of the common units by our managing member and its affiliates gives them the ability to prevent their removal as our managing member.
In the event of the removal of our managing member under circumstances where cause exists or withdrawal of our managing member where that withdrawal violates our operating agreement, a successor managing member will have the option to purchase the managing member interest of the departing managing member and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where the managing member withdraws or is removed by the members, the departing managing member will have the option to require the successor managing member to purchase the managing member interest of the departing managing member and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing managing member and the successor managing member. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing managing member and the successor managing member will determine the fair market value. Or, if the departing managing member and the successor managing member cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing managing member or the successor managing member, the departing managing member’s managing member interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing managing member for all amounts due the departing managing member, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing managing member or its affiliates.
Transfer of Managing Member Interest
At any time, our managing member may transfer all or any part of its managing member interest in us to another person without the approval of any other member. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our managing member, agree to be bound by the provisions of our operating agreement, and furnish an opinion of counsel regarding limited liability matters.
Transfer of Ownership Interests in Our Managing Member
At any time, the owner of our managing member may sell or transfer all or part of its ownership interests in our managing member to an affiliate or third party without the approval of our unitholders.
Change of Management Provisions
Our operating agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our managing member or from otherwise changing our management. If any person or group, other than our managing member and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our managing member or its affiliates and any transferees of that person or group approved by our managing member or to any person or group who acquires the common units with the prior approval of our board of directors.
Call Right
If at any time our managing member and its affiliates own more than 90% of the then-issued and outstanding membership interests of any class, our managing member will have the right, which it may assign in whole or in part to any of its affiliates or to our managing member, to acquire all, but not less than all, of the membership interests of the class held by unaffiliated persons, as of a record date to be selected by our managing member, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:
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the highest price paid by our managing member or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our managing member first mails notice of its election to purchase those membership interests; and

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the average of the daily closing prices of the membership interests of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our managing member’s right to purchase outstanding membership interests, a holder of membership interests may have his membership interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a holder of common units of the exercise of this call right are the same as a sale by that unitholder of its common units in the market.

Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of units, record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.
Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by the managing member, without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our managing member or by unitholders owning at least 20% of the outstanding common units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a common unit will have a vote according to such holder’s percentage interest in us, although additional membership interests having special voting rights could be issued. See “— Issuance of Additional Interests.” However, if at any time any person or group, other than our managing member and its affiliates, or a direct or subsequently approved transferee of our managing member or its affiliates and purchasers specifically approved by our managing member, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units, and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our operating agreement will be delivered to the record holder by us or by our transfer agent.
Status as Member
By transfer of our common units in accordance with our operating agreement, each transferee of our common units shall be admitted as a member with respect to our common units transferred when such transfer and admission are reflected in our books and records. Except as described under “— Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional contributions.
Indemnification
Section 18-108 of the DLLCA, as amended, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Our operating agreement provides that we will indemnify the following persons, to the fullest extent permitted by the law, from and against all losses, claims, damages, or similar events:
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our managing member;

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any departing managing member;

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any person who is or was an affiliate of our managing member or any departing managing member;

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any person who is or was one of our managers, managing members, general partners, directors, officers, employees, agents, fiduciaries or trustees, our subsidiaries, our managing member, any departing managing member, or any of their respective affiliates;

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any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

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any person designated by our managing member;

unless there has been a final and non-appealable judgment by a court of competent jurisdiction that, in respect of the matter for which such persons are seeking indemnification, those persons acted in bad faith, or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.
Any indemnification under these provisions will only be out of our assets. Unless our managing member otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.
We have entered into indemnification agreements with each of the directors and executive officers of our managing member. Under the terms of these indemnification agreements, we agree to indemnify and hold each indemnitee harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, taxes (including ERISA excise taxes), penalties (whether civil, criminal, or other), interest, assessments, amounts paid or payable in settlements, or other amounts and any and all “expenses” (as defined in the indemnification agreements) arising from any and all threatened, pending, or completed claims, demands, actions, suits, proceedings, or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative, or otherwise, whether made pursuant to federal, state, or local law, whether formal or informal, and including appeals, in each case, which the indemnitee may be involved, or is threatened to be involved, as a party, a witness, or otherwise, including any inquiries, hearings, or investigations that the indemnitee determines might lead to the institution of any proceeding, related to the fact that indemnitee is or was a director, manager, or officer of us or our managing member, or is or was serving at the request of us or our managing member, each as applicable, as a manager, managing member, general partner, director, officer, fiduciary, trustee, or agent of any other entity, organization, or person of any nature. We have also agreed to advance the expenses of an indemnitee relating to the foregoing. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document, or governing document than would be afforded under the indemnification agreements as of the date of the indemnification agreements, the indemnitee shall enjoy the greater benefits so afforded by such change.
Reimbursement of Expenses
Our operating agreement requires us to reimburse our managing member on a monthly basis for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our managing member in connection with operating our business. Our operating agreement does not set a limit on the amount of expenses for which our managing member and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our managing member by its affiliates. Our managing member is entitled to determine the expenses that are allocable to us.
Books and Reports
Our managing member is required to keep appropriate books of our business at its principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with generally acceptable accounting principles (GAAP). For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by its independent public accountants. Except for its fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval system or make the report available on a publicly available website which we maintain.

Right to Inspect Books and Records
Our operating agreement provides that a member can, for a purpose reasonably related to such member’s interest as a member, upon reasonable written demand stating the purpose of such demand and at such member’s own expense, have furnished to such member:
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true and full information regarding the status of our business and financial condition (provided that this obligation shall be satisfied to the extent the member is furnished the most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC by us pursuant to Section 13 of the Exchange Act); and

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a current list of the name and last known address of each record holder; and copies of our operating agreement, our certificate of formation, related amendments, and powers of attorney under which they have been executed.

Under our operating agreement, however, each of our members and other persons who acquire our membership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “— Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to its affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.
Our managing member may, and intends to, keep confidential from our members trade secrets or other information the disclosure of which our managing member determines is not in our best interests, could damage us or that we are required by law or by agreements with third parties to keep confidential. Our operating agreement limits the right to information that a member would otherwise have under Delaware law.
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our managing member or its affiliates, on the one hand, and us, our members, or our subsidiaries, on the other hand. Our operating agreement specifically defines the remedies available to our unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict, or eliminate the fiduciary duties otherwise owed by the manager to the members and the company, but such agreements may not eliminate the implied contractual covenant of good faith and fair dealing.
Whenever a conflict arises between our managing member or its affiliates, on the one hand, and us, our members, or our subsidiaries, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and conclusively deemed approved by us and all of our members and shall not constitute a breach of our operating agreement, of any agreement contemplated thereby, or of any duty, if the resolution or course of action in respect of such conflict of interest is:
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approved by the conflicts committee of our board of directors; or

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approved by a unit majority, excluding any such common units owned by our managing member and its affiliates.

Our managing member may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of our board of directors or from the holders of a majority of the outstanding common units as described above. Unless the resolution of a conflict is specifically provided for in our operating agreement, our board of directors or the conflicts committee of our board of directors may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our operating agreement, a determination, other action, or failure to act by our managing member, our board of directors, or any committee thereof (including the conflicts committee) will be deemed to be in “good faith” if our managing member, our board of directors, or any committee thereof (including the conflicts committee) subjectively believed such determination, other action or failure to act was in, or not opposed to, our best interests. In any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of proving that such determination, other action, or failure to act was not in good faith.

Elimination and Replacement of Fiduciary Duties
Duties owed to unitholders by our managing member are prescribed by law and in our operating agreement. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict, or eliminate the fiduciary duties otherwise owed by our managing member to members and us.
Our operating agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our managing member. These provisions have been negotiated to allow our managing member or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our managing member’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our managing member by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our managing member to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to the public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our managing member to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.
The following is a summary of the fiduciary duties imposed on managers of a limited liability company by the DLLCA in the absence of operating agreement provisions to the contrary, the contractual duties of our managing member contained in our operating agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our managing member and the rights and remedies of its unitholders with respect to these contractual duties:
State law fiduciary standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in an operating agreement providing otherwise, would generally require a managing member to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in an operating agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the company.
Operating agreement modified standards	Our operating agreement contains provisions that waive or consent to conduct by our managing member and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our managing member is acting in its capacity as our managing member, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In addition, when our managing member is acting in its individual capacity, as opposed to in its capacity as our managing member, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations that our managing member would otherwise be held to.
If our managing member does not obtain approval from the conflicts committee of the board of directors of our managing member or the holders of our common units, excluding any units owned by our managing member or its affiliates, and our board of directors approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, our board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations that our managing member would otherwise be held to.
Rights and remedies of unitholders	The DLLCA generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. These actions include actions against a manager for breach of its duties or of our operating agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.
Operating agreement modified standards	The DLLCA provides that, unless otherwise provided in an operating agreement, a member or other person shall not be liable to a limited liability company or to another member or to another person that is a party to or is otherwise bound by an operating agreement for breach of fiduciary duty for the member’s or other person’s good faith reliance on the provisions of the operating agreement. Under our operating agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our members, our managing member, and any other indemnitee acting in connection with its business or affairs shall not be liable to us or to any member for its good faith reliance on the provisions of our operating agreement.
By acquiring our common units, each new holder of our common units automatically agrees to be bound by the provisions in our operating agreement, including the provisions discussed above. This is in accordance with the policy of the DLLCA favoring the principle of freedom of contract and the enforceability of operating agreements. The failure of a member to sign an operating agreement does not render the operating agreement unenforceable against that person.

Under our operating agreement, we must indemnify our managing member and its officers, directors, managers, and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs, and expenses incurred by our managing member or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith, or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our managing member or these other persons acted with knowledge that their conduct was unlawful. Thus, our managing member could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. See “— Indemnification.”

CASH DISTRIBUTION POLICY
Our Cash Distribution Policy
We make cash distributions, if any, to holders of our common units on a pro rata basis; provided, however, that, if ENLK fails to pay in full certain cash amounts with respect to quarterly distributions to the holder of the ENLK Series B Units when due, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such cash arrearages, we are not permitted to, and will not, declare or make any distributions in respect of our common units and any other class of membership interests that, with respect to distributions, ranks junior to the ENLK Series B Units.
Unless restricted by the terms of the agreements governing our outstanding indebtedness, we intend to pay distributions to holders of our common units on a quarterly basis from our available cash less reserves for expenses, future distributions, and other uses of cash, including:
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provisions for the proper conduct of our business;

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paying federal income taxes, which we are required to pay because we are taxed as a corporation; and

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maintaining cash reserves the board of directors of our managing member believes are prudent to maintain.

Our ability to pay distributions is limited by the DLLCA, which provides that a limited liability company may not pay distributions if, after giving effect to the distribution, the company’s liabilities would exceed the fair value of its assets. While our ownership of equity interests in ENLK are included in our calculation of net assets, the value of these assets may decline to a level where our liabilities would exceed the fair value of our assets if we were to pay distributions, thus prohibiting us from paying distributions under Delaware law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax consequences, and, in the case of a non-U.S. holder (as defined below), material U.S. federal estate tax consequences, related to the purchase, ownership and disposition of our common units by a taxpayer that holds our common units as a “capital asset” (generally, property held for investment). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
Legal conclusions contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. This discussion does not address all aspects of U.S. federal income taxation (and, in the case of a non-U.S. holder, estate taxation) or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):
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banks, thrifts, insurance companies, or other financial institutions;

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tax-exempt or governmental organizations;

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brokers or dealers in securities or foreign currencies;

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traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons subject to the alternative minimum tax;

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S corporations, partnerships (including entities and arrangements treated as partnerships) or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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persons that hold or are deemed to sell our common units under the constructive sale provisions of the Code;

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persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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certain former citizens or long-term residents of the United States;

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real estate investment trusts or regulated investment companies;

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“qualified foreign pension funds” (as defined in Section 897(l)(2) of the Code) or entities all of the interests of which are held by qualified foreign pension funds;

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persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to our common units to their financial statements under Section 451 of the Code;

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U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

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persons that hold our common units as part of a straddle, wash sale, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction; and

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persons that hold, or have held at any time, directly, indirectly, or constructively, in excess of 5% of our common units.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, certain determinations made at the partner level and the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our common units to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership, and disposition of our common units by such partnership.
YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON UNITS ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Corporate Status
Although we are a Delaware limited liability company, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on the common units will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to the common units, but instead holders of common units will receive a Form 1099 from us with respect to distributions received on the common units.
Material U.S. Federal Income Tax Consequences to U.S. Holders
The discussion in this section is addressed to holders of our common units that are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our common units that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions
Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such common units for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our common units that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax on such dividends at a reduced maximum tax rate that is currently 20% provided certain holding period requirements are met.
Prospective investors in our common units are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our common units, including, in the case of prospective corporate investors, the ability to claim the corporate dividends received deduction with respect to such distributions.
Sale, Exchange, or Other Taxable Disposition of Common Units
A U.S. holder generally will recognize capital gain or loss on a sale, exchange, or other taxable disposition of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the U.S. holder’s adjusted tax basis in those common units. A U.S. holder’s tax basis in the common units generally will be equal to the amount paid for such common units reduced (but not below zero) by distributions received on such common units that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common units sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate that is currently 20%. The deductibility of net capital losses is subject to limitations.
Backup Withholding and Information Reporting
Information returns generally will be filed with the IRS with respect to distributions on, and the proceeds from a disposition of, our common units held by a U.S. holder, unless the U.S. holder is a recipient that is exempt from information reporting (such as a corporation) and, if requested, establishes, in the manner prescribed by law, such exemption. A U.S. holder may be subject to backup withholding on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such U.S. holder furnishes the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
3.8% Tax On Unearned Income
Certain U.S. holders that are individuals, trusts, or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received on and gain recognized with respect to the sale or other taxable disposition of our common units. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income” and (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.
Material U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders
The discussion in this section applies only to holders of our common units that are non-U.S. holders. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common units that is an individual, corporation, estate, or trust for U.S. federal income tax purposes and, in each case, is not a U.S. holder.
Distributions
Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its common units (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its common units will be treated as gain from the sale of such common units and will have the tax consequences described below under “— Sale, Exchange or Other Taxable Disposition of Common Units.”
Subject to the discussion below on effectively connected income and under “— Backup Withholding and Information Reporting” and “Material U.S. Federal Income Tax Considerations — Additional Withholding Requirements,” a distribution treated as a dividend paid to a non-U.S. holder on our common units generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must satisfy applicable certification requirements (generally by providing the withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or other appropriate form, certifying qualification for the reduced rate). However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common units elects) to withhold with respect to the taxable portion of the distribution only, we (or the applicable paying agent or intermediary) must generally withhold on the entire distribution, in which case you generally would be entitled to a refund from the IRS by timely filing an appropriate claim for a refund, to the extent the withholding exceeds your tax liability with respect to the distribution.
Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirements for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.
Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to the U.S. federal withholding tax described above if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly completed and executed IRS Form W-8ECI (or appropriate substitute or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Sale, Exchange, or Other Taxable Disposition of Common Units
Subject to the discussion below under “— Backup Withholding and Information Reporting” and “Material U.S. Federal Income Tax Considerations — Additional Withholding Requirements,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common units unless:
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the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

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our common units constitute a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”).

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain (which generally may be offset by U.S. source capital losses).
A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable income tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, as long as our common units are “regularly traded on an established securities market,” a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax upon the disposition of our common units as a result of our status as a USRPHC unless the non-U.S. holder directly, indirectly, or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the common units, more than 5% of our common units. If a non-U.S. holder’s ownership of our common units has exceeded the 5% threshold specified in the preceding sentence, such non-U.S. holder (or, if our common units were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition occurs, any non-U.S. holder (regardless of the percentage of common units owned)) would be subject to U.S. federal income tax in the manner described in the preceding paragraph on the gain realized upon a taxable disposition of our common units, and U.S. federal withholding tax at a rate of 15% would apply to the gross proceeds from such disposition. Such withholding tax is not an additional tax but, rather, is credited against the actual U.S. federal income taxes owed by the non-U.S. holder (and such non-U.S. holder may obtain a refund of any amounts so withheld which exceed the non-U.S. holder’s actual U.S. federal income tax liability, if any, provided that the non-U.S. holder makes the necessary filings with the IRS in a timely manner).
Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.
U.S. Federal Estate Tax
Our common units beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.
Backup Withholding and Information Reporting
Generally, we will report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder, the name and address of such non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the non-U.S. holder’s country of residence.
Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common units effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder generally impose a 30% withholding tax on any dividends paid on our common units if paid certain payments to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution or meets other exceptions. Under FATCA and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a “non-financial foreign entity” (as specifically defined under these rules) unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners or meets other exceptions. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing these withholding and reporting requirements may be subject to different rules.
These withholding taxes would be imposed on dividends with respect to our common units to foreign financial institutions or non-financial foreign entities (including in their capacity as agents or custodians for beneficial owners of our common units) that fail to satisfy the above requirements. Prior to the issuance of proposed U.S. Treasury regulations, withholding taxes under FATCA also would have applied to gross proceeds from the disposition of our common units. However, the proposed U.S. Treasury regulations provide that such gross proceeds are generally not subject to withholding taxes under FATCA. Taxpayers (including withholding agents) may currently rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.
Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common units.
Prospective purchasers of our common units are urged to consult their own tax advisors with respect to the tax consequences of these withholding provisions.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, OR FOREIGN TAX LAWS AND TREATIES.

PLAN OF DISTRIBUTION
The common units covered by this prospectus are being registered to permit the selling unitholders to offer and sell such units from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other distribution of the common units offered by the selling unitholders.
The selling unitholders may act independently of us in making decisions with respect to the timing, manner, and size of any of their sales. The selling unitholders and certain of their successors, including certain transferees and assignees, may make sales of the common units covered by this prospectus from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, through underwriters, to dealers or through agents, on the NYSE or any other stock exchange on which the units are listed or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices, or any other method permitted pursuant to applicable law. Such sales may be effected by a variety of methods, including the following:
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in market transactions or on any national securities exchange or quotation service or over-the-counter market on which the units may be listed or quoted at the time of sale;

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in transactions other than on such exchanges or services or in the over-the-counter market;

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in an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

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in privately negotiated transactions;

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through distributions by any selling unitholder to its general or limited partners, members, managers, affiliates, employees, directors, or unitholders;

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through one or more underwriters on a firm commitment or best-efforts basis, including through overnight underwritten offerings or bought deals;

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through the writing or settlement of options or other hedging transactions (including the issuance by the selling unitholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

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in options transactions;

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through the settlement of certain short sales, whether through a broker-dealer or otherwise, entered into after the date of this prospectus;

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purchases by the broker-dealer as principal, and resale by the broker-dealer for its account pursuant to this prospectus;

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a block trade in which the broker-dealer so engaged will attempt to sell the units as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

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in a public auction;

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transactions in which a broker-dealer may agree with the selling unitholders to sell a specified number of such units at a stipulated price per unit;

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transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

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an offering at other than a fixed price on or through the facilities of any stock exchange on which the units are then listed or to or through a market maker other than on that stock exchange;

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through any combination of the foregoing methods of sale; or

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through any other method permitted pursuant to applicable law.

The selling unitholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

A selling unitholder that is an entity may elect to make an in-kind distribution of units of our common units to its members, partners, or equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus and an applicable prospectus supplement. To the extent that such members, partners, or equityholders are not affiliates of ours, such members, partners, or equityholders would thereby receive freely tradeable common units pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell our common units acquired in the distribution.
The selling unitholders may enter into hedging transactions with broker-dealers or any other person, in connection with such broker dealer or other person who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may sell units short and deliver units covered by this prospectus and any applicable prospectus supplement to close out the short positions or loan, pledge, or grant a security interest in, some or all the units owned by them to broker-dealers that in turn may sell such units.
The selling unitholders may also directly make offers to sell some or all of the common units offered by them pursuant to this prospectus to, or solicit offers to purchase such units from, purchasers from time to time.
If the selling unitholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In connection with those sales, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the units for which they may act as agents. Underwriters may resell the units to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents.
In addition, if the selling unitholders use one or more underwriters in the sale, we, our directors and officers, and the selling unitholders may enter into lock-up agreements with such underwriters prior to the commencement of the offering pursuant to which each of these persons or entities, with limited exceptions, may not, for a restricted period: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, (2) enter into any hedging, swap, or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common units or any securities convertible into or exercisable or exchangeable for common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or any securities convertible into or exercisable or exchangeable for common units, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any common units or any securities convertible into or exercisable or exchangeable for common units or (4) publicly disclose the intention to do any of the foregoing. Any applicable restrictions may be subject to certain exceptions, including, without limitation, with respect to the selling unitholders and our directors and officers, an exception for sales of common units pursuant to 10b5-1 plans existing on the date of the relevant offering and an exception for any pledge, hypothecation, or other grant of a security interest in the applicable securities to one or more lending institutions as collateral or security for any loan, advance, or extension of credit and the transfer of such securities to such lending institution upon foreclosure of such securities.
From time to time, the selling unitholders may sell the common units offered by them pursuant to this prospectus to one or more dealers acting as principals. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the units to purchasers.
The selling unitholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the common units offered by them pursuant to this prospectus, or to sell such units in ordinary brokerage transactions, on their behalf. Such broker-dealers may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.
The selling unitholders or their respective underwriters, broker-dealers, or agents may make sales of the common units that are deemed to be an at-the-market offering as defined in Rule 415 of the Securities Act, which includes sales of such units made directly on or through any stock exchange on which the units are listed, the existing trading market for the units, or in the over-the-counter market or otherwise.
From time to time, one or more of the selling unitholders may pledge, hypothecate, or grant a security interest in some or all of the common units owned by them. In the event of default, the pledgees, secured parties, or persons to whom the units have been hypothecated will, to the extent registration rights are transferable and are transferred upon foreclosure, be deemed to be selling unitholders under this prospectus.
In addition to the transactions described above, the selling unitholders may sell the common units offered by them pursuant to this prospectus in compliance with available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
The selling unitholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling unitholders may transfer, sell, or dispose of the securities by other means not described in this prospectus.
The selling unitholders and any other persons participating in the sale or distribution of common units will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the units by the selling unitholders and any other such persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the units to engage in market-making activities with respect to the units being distributed for a period of up to five business days before the distribution. This may affect the marketability of the units and the ability of any person or entity to engage in market-making activities with respect to the units.
The selling unitholders also may in the future resell a portion of our common units in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of our common units may be underwriting discounts and commissions under the Securities Act. If any selling unitholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling unitholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling unitholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the securities to be sold, the names of the selling unitholders, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying prospectus supplement or free writing prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
We may indemnify, in certain circumstances, the selling unitholders against certain liabilities to which they may become subject in connection with the sale of the common units offered by them pursuant to this prospectus, including liabilities arising under the Securities Act. Each of the selling unitholders may indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such units, including liabilities arising under the Securities Act. We and the selling unitholders may agree to indemnify underwriters, dealers, and agents who participate in the distribution of the units offered by them pursuant to this prospectus against certain liabilities to which they may become subject in connection with the sale of such units, including liabilities arising under the Securities Act. We have also agreed that if the indemnification described above is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such losses, as well as any other relevant equitable considerations.
Underwriters and their affiliates may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.
Pursuant to the Second Amended and Restated Registration Rights Agreement, dated as of October 19, 2023, among ENLC and the selling unitholders, the selling unitholders have agreed to reimburse us for all reasonable and documented expenses, as determined in good faith by us, with respect to the registration of the common units offered and sold by the selling unitholders under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants, up to a maximum reimbursement amount of $250,000 in the aggregate for all such selling unitholders for any such registration or underwritten offering. In addition, the selling unitholders will pay any underwriting discounts and commissions and transfer taxes applicable to the units sold by the selling unitholders.
A prospectus and accompanying prospectus supplement and free writing prospectus in electronic form may be made available on the websites maintained by the underwriters of a given offering. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.
In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through any stock exchange on which the units are listed, the existing trading market for the units, or in the over-the-counter market or otherwise.

LEGAL MATTERS
The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
The consolidated financial statements of EnLink Midstream, LLC and subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
In addition, we file annual, quarterly, and other reports and other information with the SEC under the Exchange Act. Our filings with the SEC are also available to the public on the internet at the SEC’s website at http://www.sec.gov.
We also make available free of charge on our internet website at www.enlink.com all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Section 16 reports, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and you should not consider such information as part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. These other documents contain important information about us, our financial condition, and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information deemed to be “furnished” or not deemed to be “filed,” including portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K), including all such documents we may file with the SEC after the date of this prospectus until all offerings under this registration statement are completed:
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 15, 2023;

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 3, 2023;

•
our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 2, 2023;

•
our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 1, 2023;

•
our Current Reports on Form 8-K filed with the SEC on March 15, 2023, March 30, 2023, April 3, 2023, August 10, 2023, and January 16, 2024 (in each case to the extent filed and not furnished); and

•
the description of our common units in our Registration Statement on Form 8-A (File No. 001-36336), filed pursuant to the Exchange Act filed with the SEC on March 6, 2014, as updated by the description of registrant’s securities contained in Exhibit 4.14 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 16, 2022.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our internet website at www.enlink.com, or by writing or calling us at the following address:
EnLink Midstream, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Attention: Investor Relations
Telephone: (214) 953-9500

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:
Securities and Exchange Commission Registration Fee		$108,834.43
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Miscellaneous		*
TOTAL	$	*

*
These fees are calculated based on the common units offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.
Section 18-108 of the Delaware Limited Liability Company Act, as amended, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Our operating agreement provides that we will indemnify the following persons, to the fullest extent permitted by the law, from and against all losses, claims, damages, or similar events:
•
our managing member;

•
any departing managing member;

•
any person who is or was an affiliate of our managing member or any departing managing member;

•
any person who is or was one of our managers, managing members, general partners, directors, officers, employees, agents, fiduciaries or trustees, our subsidiaries, our managing member, any departing managing member, or any of their respective affiliates;

•
any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to us or our subsidiaries; and

•
any person designated by our managing member;

unless there has been a final and non-appealable judgment by a court of competent jurisdiction that, in respect of the matter for which such persons are seeking indemnification, those persons acted in bad faith, or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.
Any indemnification under these provisions will only be out of our assets. Unless our managing member otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.
We have entered into indemnification agreements with each of the directors and executive officers of our managing member. Under the terms of these indemnification agreements, we agree to indemnify and hold each indemnitee harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, taxes (including ERISA excise taxes), penalties (whether civil, criminal, or other), interest, assessments, amounts paid or payable in settlements, or other amounts and any and all “expenses” (as defined in the indemnification agreements) arising from any and all threatened, pending, or completed claims, demands, actions, suits, proceedings, or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative, or otherwise, whether made pursuant to federal, state, or local law, whether formal or informal, and including appeals, in each case, which the indemnitee may be involved, or is threatened to be involved, as a party, a witness, or otherwise, including any inquiries, hearings, or investigations that the indemnitee determines might lead to the institution of any proceeding, related to the fact that indemnitee is or was a director, manager, or officer of us or our managing member, or is or was serving at the request of us or our managing member, each as applicable, as a manager, managing member, general partner, director, officer, fiduciary, trustee, or agent of any other entity, organization, or person of any nature. We have also agreed to advance the expenses of an indemnitee relating to the foregoing. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document, or governing document than would be afforded under the indemnification agreements as of the date of the indemnification agreements, the indemnitee shall enjoy the greater benefits so afforded by such change.
Item 16. Exhibits.
(a)
Exhibits.   The following documents are filed as exhibits to this Registration Statement:

1.1*	—	Form of Underwriting Agreement.
3.1	—	Certificate of Formation of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-4, filed with the SEC on November 20, 2013, file No. 333-192419).
3.2	—
Certificate of Amendment to Certificate of Formation of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to our Registration Statement on Form S-4, filed with the SEC on January 21, 2014, file No. 333-192419).

3.3	—	Second Amended and Restated Operating Agreement of EnLink Midstream, LLC, dated as of January 25, 2019 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 25, 2019, filed with the SEC on January 29, 2019, file
No. 001-36336).
3.4	—
Certificate of Formation of EnLink Midstream Manager, LLC (incorporated by reference to Exhibit 3.12 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 6, 2014, file No. 001-36336).

3.5	—	Certificate of Amendment to the Certificate of Formation of EnLink Midstream Manager, LLC (incorporated by reference to Exhibit 3.13 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 6, 2014, file
No. 001-36336).
3.6	—	Second Amended and Restated Limited Liability Company Agreement of EnLink Midstream Manager, LLC, dated as of July 18, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on July 23, 2018, file No. 001-36336).
3.7	—
Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.7 to EnLink Midstream Partners, LP’s Registration Statement on Form S-1, filed with the SEC on August 7, 2002, file No. 333-97779).

3.8	—
Certificate of Amendment to the Certificate of Formation of EnLink Midstream GP, LLC (incorporated by reference to Exhibit 3.12 to EnLink Midstream Partners, LP’s Registration Statement on Form S-3, filed with the SEC on March 10, 2014, file No. 333-194465).

3.9	—	Fourth Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, dated as of July 18, 2018 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated July 17, 2018, filed with the SEC on July 23, 2018, file No. 001-36336).

3.10	—
Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to EnLink Midstream Partners, LP’s Registration Statement on Form S-1, filed with the SEC on August 7, 2002, file No. 333-97779).

3.11	—	Certificate of Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.2 to EnLink Midstream Partners, LP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the SEC on August 7, 2012, file No. 000-50067).
3.12	—
Second Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.3 to EnLink Midstream Partners, LP’s Current Report on Form 8-K, filed with the SEC on March 11, 2014, file No. 001-36340).

3.13	—	Third Amendment to the Certificate of Limited Partnership of EnLink Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to EnLink Midstream Partners, LP’s Current Report on Form 8-K dated June 16, 2017, filed with the SEC on June 19, 2017, file
No. 001-36340).
3.14	—	Eleventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of September 8, 2023 (incorporated by reference to Exhibit 3.14 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 1, 2023, file No. 001-36336).
4.1	—
Second Amended and Restated Registration Rights Agreement, dated as of October 26, 2023, by and among EnLink Midstream, LLC, Patton BIP HoldCo I LLC, Patton BIP HoldCo II LLC and OCM ENLK Holdings, LLC (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 1, 2023, file No. 001-36336).

4.2		Registration Rights Agreement, dated as of March 7, 2014, by and among Devon Gas Services, L.P., EnLink Midstream, LLC and, pursuant to a joinder thereto, dated as of July 18, 2018, GIP III Stetson II, L.P. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 7, 2014, filed with the Commission on March 11, 2014, file No. 001-36336).
4.3		Registration Rights Agreement, dated as of January 7, 2016, by and among EnLink Midstream, LLC, Tall Oak Midstream, LLC and FE-STACK, LLC (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K dated January 7, 2016, filed with the Commission on January 12, 2016, file No. 001-36336).
4.4		Specimen Certificate representing common units (incorporated by reference to Exhibit 5 to our Registration Statement on Form 8-A, filed with the Commission on March 6, 2014, file No. 001-36336).
5.1†	—	Opinion of Baker Botts L.L.P.
23.1†	—	Consent of KPMG LLP.
23.2†	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
24.1†	—	Power of Attorney (included on the signature page hereof).
107.1†	—	Filing Fee Table.

†
Filed herewith.

*
To be filed as an Exhibit to a Current Report on Form 8-K or a post-effective amendment to this registration statement.

Item 17. Undertakings.
I. The undersigned registrant hereby undertakes:
(a)
To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. That, for the purpose of determining liability under the Securities Act to any purchaser:
(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

III. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

IV. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
V. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 7, 2024.
ENLINK MIDSTREAM, LLC
By:
EnLink Midstream Manager, LLC,
its managing member

By:
/s/ Benjamin D. Lamb

Name:
Benjamin D. Lamb

Title:
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Jesse Arenivas, Adam Forman, and Sarah Rechter, and each of them, any of whom may act without the joinder of the other, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file such registration statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Jesse Arenivas Jesse Arenivas	Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2024
/s/ Benjamin D. Lamb Benjamin D. Lamb	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 7, 2024
/s/ J. Philipp Rossbach J. Philipp Rossbach	Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 7, 2024
/s/ Matthew C. Harris Matthew C. Harris	Director and Executive Chairman of the Board	February 7, 2024
/s/ Deborah G. Adams Deborah G. Adams	Director	February 7, 2024
/s/ Tiffany Thom Cepak Tiffany Thom Cepak	Director	February 7, 2024
/s/ Benjamin M. Daniel Benjamin M. Daniel	Director	February 7, 2024
/s/ Leldon E. Echols Leldon E. Echols	Director	February 7, 2024
/s/ Scott E. Telesz Scott E. Telesz	Director	February 7, 2024